Exhibit 4.9

EXECUTION VERSION

June 10, 2015

Worthington Industries, Inc.

200 Old Wilson Bridge Road

Columbus, Ohio 43085

Re:         Amendment No. 1 to Note Agreement

Ladies and Gentlemen:

This letter agreement (this “Letter”) makes reference to that certain Note Agreement, dated as of August 10, 2012 (the “Note Agreement”), among Worthington Industries, Inc., an Ohio corporation (the “Company”), on the one hand, and The Prudential Insurance Company of America, Pruco Life Insurance Company of New Jersey, Pruco Life Insurance Company, Prudential Arizona Reinsurance Universal Company, Prudential Annuities Life Assurance Corporation, The Prudential Life Insurance Company, Ltd., and The Gibraltar Life Insurance Co., Ltd., on the other hand. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Note Agreement, as amended hereby.

The Company has requested that the holders of the Notes agree to certain modifications to the Note Agreement, as more particularly set forth below.

Subject to the terms and conditions hereof, the undersigned holders of the Notes are willing to agree to such request. Accordingly, and in accordance with the provisions of paragraph 11C of the Note Agreement, the parties hereto agree as follows:

SECTION 1. Amendments to the Note Agreement. Effective upon the Effective Date (as defined in Section 2 below) the Note Agreement is amended as follows:

1.1. Paragraph 5A(ii) of the Note Agreement is hereby amended by deleting the reference to “75 days” contained therein and inserting “90 days” in lieu thereof.

1.2. Paragraph 5J of the Note Agreement is hereby amended by amending and restating clause (i) thereof in its entirety to read as follows:

“(i) The Company covenants that, if at any time any Subsidiary is or becomes liable as a borrower, co-borrower, obligor or co-obligor under, or becomes obligated under a Guaranty Obligation with respect to, any Indebtedness or other obligation under the Primary Bank Facility (other than a Foreign Subsidiary to the extent such Foreign Subsidiary is only liable for such Foreign Subsidiary’s

Amendment No. 1 to Note Agreement	1

obligations thereunder and does not guarantee any obligations of the Company or any Domestic Subsidiary thereunder), the Company will, at the same time, cause such Subsidiary to deliver to the holders of the Notes a guaranty agreement in form and substance satisfactory to the Required Holder(s) (a “Guaranty Agreement”). Each such Guaranty Agreement shall be accompanied by a (a) certificate of the Secretary or Assistant Secretary of such Person certifying such Person’s charter and by-laws (or comparable governing documents), resolutions of the board of directors (or comparable governing body) of such Person authorizing the execution and delivery of such Guaranty Agreement (or joinder thereto) and incumbency and specimen signatures of the officers of such Person executing such documents and (b) a favorable opinion of counsel to the Company or such Person, in form and substance acceptable to the Required Holder(s). The delivery of such an agreement shall not in any way limit or modify the rights of the holders of the Notes to enforce the provisions of paragraph 6A.”

1.3. Paragraph 6A of the Note Agreement is hereby amended by (i) deleting the reference to “$20,000,000” contained in clause (iii) thereof and inserting “$30,000,000” in lieu thereof and (ii) amending and restating clause (vi) thereof in its entirety to read as follows:

“(vi) other Indebtedness of the Restricted Subsidiaries in an aggregate principal amount at any time outstanding not in excess of 10% of Consolidated Net Tangible Assets; provided that in no event shall the outstanding aggregate principal amount of Indebtedness of Foreign Subsidiaries under the Primary Bank Facility permitted pursuant to this clause (vi) at any time exceed $50,000,000.”

1.4. Paragraph 10B of the Note Agreement is hereby amended by adding or amending and restating in their entireties the following defined terms contained therein to read as follows or to add the following defined terms thereto, as applicable:

“Bankruptcy Event” shall mean (a), with respect to any Person, (i) a court or governmental agency having appropriate jurisdiction shall enter a decree or order for relief in respect of such Person in an involuntary case under any Debtor Relief Law now or hereafter in effect, or appoint a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of such Person or for any substantial part of its property or ordering the winding up or liquidation of its affairs, (ii) an involuntary case under any applicable Debtor Relief Law now or hereafter in effect is commenced against such Person and such petition remains unstayed and in effect for a period of 60 consecutive days, (iii) such Person shall commence a voluntary case under any applicable Debtor Relief Law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of such Person or any substantial part of its property or make any general assignment for the benefit of creditors or (iv) such Person shall admit in writing its inability to pay its debts generally as they become due or any definitive action shall be taken by such Person in preparation for any of the aforesaid and (b), specifically with

Amendment No. 1 to Note Agreement	2

respect to LuxCo and any other Person whose Center of Main Interest is in the Grand-Duchy of Luxembourg, in addition to any of the circumstances under (a), (i) the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager, juge délégué, commissaire, juge-commissaire, liquidateur, curateur or other similar officer in respect of any such Person or (ii) any such Person being subject to bankruptcy (faillite), insolvency, voluntary or court ordered liquidation (liquidation volontaire ou judiciaire), composition with creditors (concordat préventif de faillite), suspension of payment (sursis de paiement) or controlled management (gestion contrôlée).

“Center of Main Interest” shall mean the place where the debtor conducts the administration of his interests on a regular basis pursuant to the Council Regulation (EC) No 1346/2000 of May 29, 2000 on insolvency proceedings, as amended.

“LuxCo” shall mean Worthington Industries International S.à r.l., a private limited liability company (société à responsabilité limitée) having its registered office at 2B, Ennert dem Bierg, L-5244 Sandweiler, Grand Duchy of Luxembourg, registered with the Luxembourg trade and companies register under number B 155530 and having a share capital of EUR58,818.

1.5. The definition of “Permitted Liens” contained in paragraph 10B of the Note Agreement is hereby amended by deleting the reference to “$40,000,000” contained in clause (j) thereof and inserting “$50,000,000” in lieu thereof.

SECTION 2. Effectiveness. The amendments in Section 1 of this Letter shall become effective on the date (the “Effective Date”) that each of the following conditions has been satisfied:

2.1.	Documents. Each holder of a Note shall have received original counterparts of this Letter executed by the Company.

2.2.	Representations. All representations set forth in Section 3 shall be true and correct as of the Effective Date.

2.3. Fees and Expenses. The Company shall have paid the reasonable fees, charges and disbursements of Schiff Hardin LLP, special counsel to the holders of Notes incurred in connection with this Letter.

2.4. Proceedings. All corporate and other proceedings taken or to be taken in connection with the transactions contemplated by this Letter shall be satisfactory to such holder of Notes and its counsel, and such holder shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.

SECTION 3. Representations and Warranties. The Company represents and warrants to the holders of the Notes that, after giving effect hereto (a) the execution and delivery of this Letter has been duly authorized by all necessary corporate action on behalf of the Company and this Letter has been duly executed and delivered by a duly authorized officer of the Company, and all necessary or required consents to and approvals of this Letter have been obtained and are in full

Amendment No. 1 to Note Agreement	3

force and effect, (b) the representations and warranties set forth in paragraph 8 of the Note Agreement are true and correct as of the date of the execution and delivery of this Letter by the Company with the same effect as if made on such date (except to the extent such representations and warranties expressly refer to an earlier date, in which case they were true and correct as of such earlier date), and (c) no Default or Event of Default has occurred and is continuing on the date hereof.

SECTION 4. Reference to and Effect on Note Agreement. Upon the effectiveness of the amendments made in this Letter, each reference to the Note Agreement in any other document, instrument or agreement shall mean and be a reference to the Note Agreement as amended by this Letter. Except as specifically set forth in Section 1 hereof, the Note Agreement shall remain in full force and effect and is hereby ratified and confirmed in all respects. Except as specifically stated in Section 1 of this Letter, the execution, delivery and effectiveness of this Letter shall not (a) amend the Note Agreement, any Note or any other document relating thereto, (b) operate as a waiver of any right, power or remedy of the holder of any Note, or (c) constitute a waiver of, or consent to any departure from, any provision of the Note Agreement, any Note or any other document relating thereto at any time. The execution, delivery and effectiveness of this Letter shall not be construed as a course of dealing or other implication that any holder of the Notes has agreed to or is prepared to grant any amendment to, waiver of or consent under the Note Agreement, any Note or any other document relating thereto in the future, whether or not under similar circumstances.

SECTION 5. Expenses. The Company hereby confirms its obligations under the Note Agreement, whether or not the transactions hereby contemplated are consummated, to pay, promptly after request by the holders of the Notes all reasonable out-of-pocket costs and expenses, including attorneys’ fees and expenses, incurred by such holders in connection with this Letter or the transactions contemplated hereby, in enforcing any rights under this Letter, or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Letter or the transactions contemplated hereby. The obligations of the Company under this Section 5 shall survive transfer by any holder of any Note and payment of any Note.

SECTION 6. Governing Law. THIS LETTER SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES UNDER THIS LETTER OR IN CONNECTION WITH ANY CLAIMS OR DISPUTES ARISING OUT OF OR RELATING TO THIS LETTER (WHETHER SOUNDING IN CONTRACT OR TORT) SHALL BE GOVERNED BY, THE LAW OF THE STATE OF NEW YORK (EXCLUDING ANY CONFLICTS OF LAW RULES WHICH WOULD OTHERWISE CAUSE THIS LETTER TO BE CONSTRUED OR ENFORCED IN ACCORDANCE WITH, OR THE RIGHTS OF THE PARTIES TO BE GOVERNED BY, THE LAWS OF ANY OTHER JURISDICTION).

SECTION 7. Counterparts; Section Titles. This Letter may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page to this Letter by facsimile or electronic transmission shall be effective as delivery of a

Amendment No. 1 to Note Agreement	4

manually executed counterpart of this Letter. The section titles contained in this Letter are and shall be without substance, meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

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Amendment No. 1 to Note Agreement	5

Very truly yours,

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

By:	/s/ Diana Carr
Vice President

PRUCO LIFE INSURANCE COMPANY OF NEW JERSEY
PRUCO LIFE INSURANCE COMPANY

By:	/s/ Diana Carr
Assistant Vice President

PRUDENTIAL ARIZONA REINSURANCE UNIVERSAL COMPANY
PRUDENTIAL ANNUITIES LIFE ASSURANCE CORPORATION

By:	Prudential Investment Management, Inc.
(as Investment manager)

	By:	/s/ Diana Carr
Vice President

THE PRUDENTIAL LIFE INSURANCE COMPANY, LTD.
THE GIBRALTAR LIFE INSURANCE CO., LTD.

By: Prudential Investment Management (Japan), Inc. (as Investment Manager)

By: Prudential Investment Management, Inc. (as Sub-Adviser)

	By:	/s/ Diana Carr
Vice President

Amendment No. 1 to Note Agreement

THE LETTER IS AGREED TO AND ACCEPTED BY:

WORTHINGTON INDUSTRIES, INC.

By:	/s/ Marcus Rogier
Name: Marcus Rogier
Title: Treasurer

Amendment No. 1 to Note Agreement